NEWS RELEASE
FOR IMMEDIATE RELEASE	OTCBB: BLSP

BLUE SPHERE CORPORATION ANNOUNCES AN MOU FOR A FERTILIZER PLANT IN KAZAKHSTAN

LONDON, United Kingdom - March 25, 2010 – Blue Sphere Corporation (OTCBB: BLSP) (the "Company" or “Blue Sphere”), a company in the Cleantech sector as an Emission Reduction project integrator,is pleased to announce that it has taken assignment of the rights to negotiate services under a memorandum of understanding with a fertilizer plant in Kazakhstan.

The proposed project involves the purchase and installation of a precious metal catalyst in a line of production of nitric acid at a fertilizer plant in Kazakhstan. The production of nitric acid gives off N2O, an unwanted by-product, which is currently being vented into the atmosphere causing global warming.

The introduction of a catalyst in the production process is projected to destroy approximately 80% of the N2O that would otherwise be vented into the atmosphere. This project has social and environmental advantages insofar as a major source of global warming from the region will be eliminated as a result of the project.

The Kyoto Protocol provides an approved methodology pursuant to which the party that is responsible for abating the N2O is eligible to obtain 310 carbon credits for each ton of N2O abated.

The proposed project is expected to take approximately one year and three months from start to finish. Further negotiations and a feasibility study are required before a definitive agreement is reached.

“This MOU is the first step in our negotiations with this fertilizer plant in Kazakhstant. We believe that both Blue Sphere and the plant can make a huge difference in reducing the harmful emissions currently being generated. We are hopeful that the details of the project can be finalized soon.” said Shlomi Palas, CEO of Blue Sphere Corporate.

For further information please contact the company at 888-309-9088 or info@bluespherecorporate.com

About Blue Sphere Corporation

Blue Sphere Corp. is an Emission Reduction Project Integrator. Blue Sphere develops projects for greenhouse gas emission reduction and renewable energy production. The company aspires to become a key player in the global carbon reduction market, helping enterprises with high pollution emissions achieve their green goals. For further information please visit the Company's website www.bluespherecorporate.com

This news release contains “forward-looking statements.” Statements in this press release, which are not purely historical, are forward-looking statements and include statements concerning the Company’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; plans and objectives related thereto; and assumptions or expectations relating to any future events, conditions, performance or other matters. Such forward-looking statements include, among others, that we will reach agreement on providing services to construct and operate a precious metal catalyst; that we can perform on our contract and sell CERs, including successfully raising financing for infrastructure and equipment, use technology that is effective at N2Os, and complete the project as expected; that our catalyst will destroy 80% of the N2Os; that we can get 310 carbon credits for each ton of N2O abated; that CERs from the projects will increase in volume and in price; that the project will take one year and three months; that we can make a profit on the projects and provide a return on equity; and that the Company can become a key player in the global carbon reduction market.

Forward-looking statements are subject to risks, uncertainties and factors include, but are not limited to, the nature of the carbon credit industry, including changing customer demand, changing regulatory requirements, different regulations across national borders, customer acceptance of our services and products, the impact of competitive services, products and pricing, that carbon credits may not be saleable at expected or at any prices; dependence on existing management, that technology may not work as expected and general economic conditions. In regards to our company, the following are also risk factors: our ability to negotiate and sign final agreements; our ability to finance operations and growth, our ability to attract and retain employees and consultants, competition from cheaper or more accepted competitors, whether our technology can perform under commercial conditions and our ability to keep control on costs. Readers should also refer to the risk disclosures outlined in disclosure documents filed by other start up environmental companies with the Securities and Exchange Commission available at www.sec.gov.

The Company assumes no obligation to update the information in this release.